Exhibit 99

                                Press Release

                                    Dated

                               November 1, 1999


















                             Press Release

Today's date: November 1, 1999             Contact: Bill W. Taylor
Release date: Immediately                  Executive Vice President, C.F.O.
                                           (903) 586-9861

           Jacksonville Bancorp, Inc. Announces Annual Earnings

     Jacksonville, Texas, November 1, 1999 - Jacksonville Bancorp, Inc. (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB, reported net income of $3.64 million, or $1.65 per share basic and $1.60 per share diluted, for the fiscal year ended September 30, 1999. This compares to $3.33 million, or $1.44 per share basic and $1.38 per share diluted, for the comparable period ended September 30, 1998.

     Jerry Chancellor, President and C.E.O. said, "Our results of operations in fiscal 1999 reflected another year of solid performance. Our controlled growth, increased profits, and asset quality are indicative of the strength of our market share in the East Texas area."

     Chancellor continued, "We look forward to the challenges facing the financial industry in the new millennium and feel confident that we are positioned to experience another successful year in fiscal 2000."

     At September 30, 1999, Jacksonville's assets totaled $290.4 million, up $27.2 million from September 30, 1998. Loans Receivable, net increased from $191.2 million in 1998 to $216.3 million in 1999. For the respective periods mortgage-backed securities, net increased from $31.9 million to $37.6 million as a result of the Bank's decision to continue a limited wholesale growth strategy involving leveraged investing to increase earnings.

     Deposits increased from $204.5 million on September 30, 1998 to $215.2 million on September 30, 1999, while total liabilities increased from $227.4 million to $256.0 million for the comparable periods.

       Stockholders' equity totaled $34.2 million at September 30, 1999 compared to $35.6 million for the comparable period in 1998. The decrease was primarily a result of the Company's net profit for the year less dividends and the cost associated with the purchase of 209,835 shares of Treasury Stock.

     Net interest income for the period ended September 30, 1999 was $9.8 million compared to $8.9 million in 1998. Total noninterest income increased to $1.7 million in 1999 compared to $1.6 million in 1998, while noninterest expense increased to $5.9 million from $5.6 million for the comparable period.

     The Bank has completed all five phases (Awareness, Assessment, Modification, Testing and Implementation) of its "Year 2000 Compliance Project." Management believes the system is Year 2000 compliant.

     Jacksonville Savings Bank, SSB recently opened its second branch in Tyler, Texas making a total of seven full service branches throughout East Texas in addition to its home office in Jacksonville, Texas.